                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           NEWPARK RESOURCES, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                                  72-1123385
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


3850 N. CAUSEWAY BLVD. SUITE 1770, METAIRIE, LOUISIANA                70002
        (Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class           Name of each exchange on which
              to be so registered           each class is to be registered
              -------------------           ------------------------------
           Common Stock, $.01 par value     New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None.


     This Registration Statement contains a total of 5 pages. The Exhibit Index is located on page 5.
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          The registrant's authorized capital consists of (i) 20,000,000 shares of Common Stock, $.01 par value, and (ii) 1,000,000 shares of Preferred Stock, $.01 par value. As of October 31, 1995, there were 10,124,786 shares of Common Stock outstanding, held by 4,300 holders of record, and no shares of Preferred Stock outstanding. The Common Stock has been accepted for listing on the New York Stock Exchange.

          Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor and subject to the dividend obligations of the registrant to the holder of any preferred stock then outstanding. In the event of a liquidation, dissolution or winding up of the registrant, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after the payment of all liabilities and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

          Holders of Common Stock have no pre-emptive rights, conversion rights, redemption provisions or sinking fund provisions. Each share of Common Stock is entitled to one vote in the election of directors and on all matters submitted to a vote of stockholders. Stockholders are not entitled to cumulate votes in the election of directors and, therefore, holders of a majority of the outstanding shares of Common Stock can elect all the directors. All outstanding shares of Common Stock are fully paid and nonassessable.

          The registrant's Certificate of Incorporation provides that the registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware law against claims arising out of their actions as officers or directors of the registrant. The Certificate of Incorporation also provides that, to the fullest extent permitted by law, directors shall not be personally liable for monetary damages for breach of the director's fiduciary duty of care to the registrant or its stockholders. This provision does not eliminate the director's duty of care or eliminate a stockholder's right to seek equitable remedies such as an injunction or other forms of non-monetary relief. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) improper declarations of dividends; and (iv) transactions from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the Federal securities laws or Federal or state environmental laws.

          The registrant is also authorized by its Certificate of Incorporation to purchase and maintain insurance for its officers and directors against claims arising out of their actions as officers or directors of the registrant, whether or not the registrant would have the power to indemnify such officers or directors for the claim under applicable law. The registrant currently does not maintain such insurance.

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          Pursuant to the Certificate of Incorporation, the registrant has elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination; or (ii) the interested stockholder acquires 85% or the corporation's voting stock in the same transaction in which the stockholder exceeds 15%; or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.


ITEM 2.  EXHIBITS.

 1.1 The registrant's Annual Report on Form 10-K for the year ended December 31, 1994.(1)

 2.1 The registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.(1)

 2.2 The registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.(1)

 2.3 The registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.(1)

 3.1 The registrant's definitive proxy statement for the Annual Meeting of Stockholders held on June 28, 1995.(1)

 4.1  Certificate of Incorporation of the registrant, as amended.(1)

 4.2  Bylaws of the registrant.(1)

 5.1  Form of certificate representing shares of the registrant's Common
      Stock.(1)

 6.1 The registrant's Annual Report on Form 10-K for the year ended December 31, 1994.(1)(2)
__________
(1) In accordance with the instructions to this Form 8-A, these exhibits are not being filed with, or incorporated by reference in, copies of this Registration Statement filed with the Securities and Exchange Commission.

(2) The registrant delivered copies of its Annual Report on Form 10-K for the year ended December 31, 1994 as its annual report to stockholders for such year.

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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              NEWPARK RESOURCES, INC.


Date:  November 14, 1995      By: /s/ James D. Cole
                                 -------------------------------
                                 James D. Cole, President



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                                 EXHIBIT INDEX


Exhibit
-------

 1.1 The registrant's Annual Report on Form 10-K for the year ended December 31, 1994.(1)

 2.1 The registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.(1)

 2.2 The registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.(1)

 2.3 The registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.(1)

 3.1 The registrant's definitive proxy statement for the Annual Meeting of Stockholders held on June 28, 1995.(1)

 4.1 Certificate of Incorporation of the registrant, as amended.(1)

 4.2 Bylaws of the registrant.(1)

 5.1 Form of certificate representing shares of the registrant's Common
     Stock.(1)

 6.1 The registrant's Annual Report to Stockholders for the year ended December 31, 1994.(1)
__________
(1) In accordance with the instructions to this Form 8-A, these exhibits are not being filed with, or incorporated by reference in, copies of this Registration Statement filed with the Securities and Exchange Commission.

(2) The registrant delivered copies of its Annual Report on Form 10-K for the year ended December 31, 1994 as its annual report to stockholders for such year.


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